Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 23, 2013 relating to the financial statements and financial highlights which appears in the August 31, 2013 Annual Report to Shareholders of iShares MSCI United Kingdom ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Other Service Providers”, “Financial Highlights” and “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoppers LLP

PricewaterhouseCoopers LLP

San Francisco, California

August 11, 2014